EXHIBIT 12(b)

FLORIDA POWER & LIGHT COMPANY
COMPUTATION OF RATIOS



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                                                                                             Nine Months Ended
                                                                                             September 30, 2000
                                                                                                 (millions)
RATIO OF EARNINGS TO FIXED CHARGES
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Earnings, as defined:
  Net income ..............................................................................         $  564
  Income taxes ............................................................................            320
  Fixed charges, as below .................................................................            138

    Total earnings, as defined ............................................................         $1,022

Fixed charges, as defined:
  Interest charges ........................................................................         $  129
  Rental interest factor ..................................................................              2
  Fixed charges included in nuclear fuel cost .............................................              7

    Total fixed charges, as defined .......................................................         $  138

Ratio of earnings to fixed charges ........................................................           7.41




RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
  Net income ..............................................................................         $  564
  Income taxes ............................................................................            320
  Fixed charges, as below .................................................................            138

    Total earnings, as defined ............................................................         $1,022

Fixed charges, as defined:
  Interest charges ........................................................................         $  129
  Rental interest factor ..................................................................              2
  Fixed charges included in nuclear fuel cost .............................................              7

    Total fixed charges, as defined .......................................................            138

Non-tax deductible preferred stock dividends ..............................................             11
Ratio of income before income taxes to net income .........................................           1.57

Preferred stock dividends before income taxes .............................................             17

Combined fixed charges and preferred stock dividends ......................................         $  155

Ratio of earnings to combined fixed charges and preferred stock dividends .................           6.59
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